SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                       ____________________

                             FORM 8-K

                          CURRENT REPORT

         FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
              PURSUANT TO SECTION 13 OR 15(d) OF THE
                  SECURITIES EXCHANGE ACT OF 1934


               ALLIANCE BANCORP OF NEW ENGLAND, INC.
      (Exact name of registrant as specified in its charter)



Delaware                                    06-1495617
(State of Incorporation of Organization)    (I.R.S. Employer
                                            Identification No.)

348 Hartford Turnpike, Vernon, CT            06066
(Address of Principal Executive Offices)     (Zip Code)


Registrant's telephone number, including area code (860) 875-2500

N/A
(Former name or former address, if changed since last report.)


Item 5.  Other Events.

Quarterly Report on F.D.I.C. Form F-4 of Tolland Bank for the fiscal quarter ended September 30, 1997.


The following exhibit is filed as a part of this Registration
Statement:

Exhibit Number      Description

99.1           Quarterly Report on F.D.I.C. Form F-4 of
               Tolland Bank for the fiscal quarter ended
               September 30, 1997.




                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         ALLIANCE BANCORP OF NEW ENGLAND, INC.



                         By:  /s/David H. Gonci
                              Vice President, Chief Financial
                              Officer & Treasurer



Dated December 5, 1997




                                                   Exhibit 99.1

              FEDERAL DEPOSIT INSURANCE CORPORATION
                      Washington, D.C. 20429

                             FORM F-4

            QUARTERLY REPORT UNDER SECTION 13 or 15(d)
              OF THE SECURITIES EXCHANGE ACT OF 1934


For Quarter Ended  September 30, 1997   FDIC Certificate No.
                                        18205-2


                           TOLLAND BANK
      (Exact name of Registrant as specified in its charter)

Connecticut                            06-0523950
(State or other jurisdiction of        (I.R.S. Employer
incorporation or organization)         Identification No.)


Olde Tolland Common, P.O. Box 156, Tolland, Connecticut   06084
(Address of principal executive offices)               (Zip Code)


Registrant's telephone number, including area code (860)875-2500


Former name, former address and former fiscal year, if changed since last report. Indicate by check mark whether the registrant (1) has filed all reports required to be filed by section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months
(or for shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                   Yes X    No

Indicate the number of shares outstanding of the issuer's classof common stock, as of the latest practicable date.


Class                           Outstanding at November 11, 1997
Common Stock (par value $1.00)        1,626,960 shares



TOLLAND BANK


PART I.   FINANCIAL INFORMATION


Item 1.   FINANCIAL STATEMENTS:


          Consolidated Statements of Financial Condition as of
          September 30, 1997, December 31, 1996, and September
          30, 1996.

          Consolidated Statements of Income for the Three Months and Nine Months Ended September 30, 1997 and 1996.

          Consolidated Statements of Cash Flows for the Nine
          Months Ended September 30, 1997 and 1996.

          Consolidated Statements of Changes in Equity Capital for the Nine Months Ended September 30, 1997 and 1996.

          Notes to the Consolidated Financial Statements


Item 2.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
          OPERATIONS AND FINANCIAL CONDITION



               ALLIANCE BANCORP OF NEW ENGLAND, INC.
              CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                          (in thousands)

[CAPTION]
                              September     December    September
Assets                           30,          31,         30,
                                1997         1996        1996

Cash and due from banks       $   6,584   $     7,463  $   5,823
Short-term investments           11,651         5,100      6,615
 Total cash and cash
   equivalents                   18,235        12,563     12,438
Securities available for sale    47,542        45,386     37,341
Securities held to maturity      20,149        20,690     20,921
Residential mortgage loans       40,329        41,669     41,549
Commercial mortgage loans        42,687        40,494     41,028
Consumer loans                   27,221        26,118     24,607
Other commercial loans           15,654        15,287     15,421
Government guaranteed loans      25,181        24,263     24,779
 Total loans                    151,072       147,831    147,384
Less: Allowance for loan losses  (3,020)       (2,850)    (2,750)
 Net loans                      148,052       144,981    144,634
Premises and equipment, net       4,161         4,416      4,473
Foreclosed assets, net              545           980      1,399
Other assets                      3,234         3,266      6,849
 Total assets                 $ 241,918   $   232,282  $ 228,055

Liabilities and Equity

Demand deposits               $  19,766   $    19,673  $  17,991
NOW deposits                     20,760        20,522     19,070
Money market deposits            11,933         6,469      5,369
Savings deposits                 35,126        38,102     37,501
Time deposits                   130,676       120,842    127,829
 Total deposits                 218,261       205,608    207,760
Borrowings                        4,795        10,406      5,286
Other liabilities                 1,054           679        627
 Total liabilities              224,110       216,693    213,673
Common stock (Par value $.01)        16            12         12
Additional paid-in capital       11,018        10,079      9,941
Net unrealized gain (loss) on
 securities                         179         (233)       (917)
Retained earnings                 6,595         5,731       5,346
 Total shareholders' equity      17,808        15,589      14,382
 Total liabilities and
   shareholders' equity       $ 241,918   $   232,282  $  228,055

Note: Alliance Bancorp of New England, Inc. is the holding company for Tolland Bank. Common stock par value has been restated for all periods from $1.00 per share to $.01 per share.


               ALLIANCE BANCORP OF NEW ENGLAND, INC.
           CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                 (in thousands except share data)


[CAPTION]
                   Three Months Ended        Nine Months Ended
                   September 30,             September 30,
                   1997      1996            1997         1996

Interest on loans  $ 3,065   $  3,088        $ 9,004      $ 9,283
Interest on other
 earning assets      1,139        983          3,411        2,583
  Total interest
    income           4,204      4,071         12,415       11,866
Interest on deposits 2,163      2,022          6,262        5,843
Interest on
 borrowings             61        106            205          342
  Total interest
   expense           2,224      2,128          6,467        6,185

Net interest income  1,980      1,943          5,948        5,681

Provision for loan
 losses                379        493            516          813

Net interest income  1,601      1,450          5,432        4,868
 after provision
Service charges and
 fees                  289        269            834          838
Gain (loss) on
 securities            430          0            436         (41)
Gain (loss) on
 assets                (26)       334            (66)         338
  Total non-interest
   income              693        603          1,204        1,135

Compensation and
 benefits              767        781          2,442        2,409
Occupancy              138        136            435          453
Equipment & data
 processing            233        186            706          583
Other expense          446        467          1,166        1,207

 Total non-interest
  expense            1,584      1,570          4,749        4,652

Income before income
 taxes                 710        483          1,887        1,351
Income tax expense     187        109            434          333

   Net income       $  523     $  374        $ 1,453      $ 1,018
Net income per
 share              $ 0.31     $ 0.23        $  0.89      $  0.62

Note: Alliance Bancorp of New England, Inc. is the holding company for Tolland Bank. Per share values have been restated for all periods due to a four-for-three common stock split effected as a 33.33% stock dividend declared on June 17, 1997.



               ALLIANCE BANCORP OF NEW ENGLAND, INC.
         Consolidated Statements of Cash Flows (Unaudited)
                          (in thousands)

[CAPTION]
                                      Nine Months Ended
                                      September 30,
                                      1997         1996

Operating activities:

Net income                            $1,453       $1,018

Adjustments to reconcile net
 income to net cash provided by
 operating activities:

Provision for loan losses                516          813
Provision for depreciation
 and amortization                        412          390
Net investment security (gains) losses    26           41
Net asset (gains) losses                (430)        (338)
Increase (decrease) in other
 liabilities                             375          155
(Increase) decrease in other assets      (26)      (2,485)
Net cash provided by operating
 activities                            2,326         (406)

Investing activities:

Proceeds from sales and maturities
 of investment securities             13,263         6,584
Purchases of investment securities   (14,466)      (18,864)
Net (increase) decrease in loans and
 foreclosed assets                    (2,806)        6,091
Purchases of property and equipment      (41)         (133)
Net cash used by investing activities (4,050)       (6,322)

Financing activities:

Net increase (decrease) in
 interest bearing deposits            12,560        14,011
Net increase (decrease) in
 demand deposits                          93           311
Net increase (decrease) in
 borrowings                           (5,611)       (1,599)
Proceeds from issuance of
 common stock                            559            --
Cash dividends paid                     (205)           --
Net cash provided by financing
 activities                            7,396        12,723
Increase (decrease) in cash and
 cash equivalents                      5,672         5,995
Cash and cash equivalents at
 beginning of the period              12,563         6,443
Cash and cash equivalents at
 end of the period                   $18,235       $12,438

Note: Alliance Bancorp of New England, Inc. is the successor holding company for Tolland Bank as a result of a reorganization discussed more fully in the Notes to Financial Statements underthe heading "Holding Company Formation."



               ALLIANCE BANCORP OF NEW ENGLAND, INC.
 Consolidated Statements of Changes in Equity Capital (Unaudited)

                          (in thousands)
[CAPTION]

                                              Nine Months Ended
                                              September 30,
                                              1997      1996

Shareholders' Equity at Beginning of Period   $15,589   $ 13,281

Net Income                                      1,453      1,018

Cash Dividend Declared                           (205)        --

Proceeds from Exercise of Options                 559         --

(Increase)/Decrease in Unrealized Loss
 on Investment Securities                         412         83

Shareholders' Equity at End of Period         $17,808   $ 14,382

Note: Alliance Bancorp of New England, Inc. is the successor holding company for Tolland Bank as a result of a reorganization discussed more fully in the Notes to Financial Statements under the heading "Holding Company Formation."

TOLLAND BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Holding Company Formation

On October 3, 1997, shareholders of Tolland Bank became shareholders of Alliance Bancorp of New England, Inc. on a share-for-share basis due to the culmination of a reorganization plan approved at the 1997 annual meeting. All existing Tolland Bank shares are treated the same as Alliance shares, with no need for shareholders to exchange certificates. The consolidated financial statements of Tolland Bank as of September 30, 1997 have been restated as the consolidated financial statements of Alliance Bancorp of New England, Inc. The only financial statement accounts affected by the restatement were Common Stock
and Additional Paid-in-Capital.   Common stock par value has
been restated for all periods from $1.00 per share to $.01 per share. A reconciliation of these accounts is as follows:

[CAPTION]
(in $000)                       September    December   September
                                30,          31,        30,
                                1997         1996       1996

Common Stock

Tolland Bank (Par value $1.00) $ 1,627      $ 1,173    $ 1,158
Adjusting Entry                 (1,611)      (1,161)    (1,146)
Alliance Bancorp (Par value
 $0.01)                        $   16       $    12    $    12

Additional Paid-In Capital

Tolland Bank                   $ 9,407      $ 8,918    $ 8,795
Adjusting Entry                  1,611        1,161      1,146
Alliance Bancorp               $11,018      $10,079    $ 9,941

Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

In June, 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS 125). SFAS 125 is effective for servicing of financial assets and extinguishments of liabilities beginning January 1, 1997. The transfer and collateral provisions of SFAS 125 are effective for transfers occuring after December 31, 1997. The provisions of the statement are to be applied prospectively. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focus on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of SFAS 125 did not have a material impact on the Company's financial position, results of operations, or liquidity, and no material impact is expected for those provisions effective for transfers occuring after December 31, 1997.

Stock Split

In June, 1997, the Company declared a four-for-three common stock split, which was effected as a stock dividend paid on July 17, 1997. The financial statements as of June 30, 1997 include the effects of this split, and all items related to outstanding shares, share prices, and amounts per share have been restated for the effect of this split for all periods in the statements. The stock dividend was recorded based on the $1 par value of the common stock. After the stock split, common stock par value totaled $1.560 million, an increase of $387 thousand from year-end 1996.

Earnings Per Share

In February, 1997, the Financial Accounting Standards board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." This statement provides new accounting and reporting standards for earnings per share. It will replace the currently used primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share represents the potential dilution that could occur if all stock options and other stock-based awards were exercised and converted into common stock if their
effect is dilutive.   A reconciliation of the numerator and
denominator used in the basic earnings per share computation to the diluted earnings per share computation's numerator and denominator is also required. This statement is effective for the Company's December 31, 1997 financial statements (earlier implementation is not permitted) and requires that prior period earnings per share be restated. The adoption of SFAS No. 128 will not materially impact the Company's earnings per share calculation.

Other Matters

The foregoing financial statements are unaudited. However, in the opinion of Management, all material adjustments, consisting primarily of normal recurring accruals, necessary for a fair presentation of the financial statements have been included.
The Company is required to make certain estimates and assumptions in preparing these statements. The most material estimates are those necessary in determining the allowance for loan losses, the valuation of foreclosed assets, the valuation of investment securities available for sale, and the valuation allowance associated with the net deferred tax asset. Operating results for any interim period are not necessarily indicative of results for any other interim period or for the entire year. Unless otherwise noted, all dollar amounts presented in the financial statements are rounded to the nearest thousand dollars, except per share data. Certain prior period amounts have been reclassified to conform with current financial statement presentation. Management's Discussion and Analysis of Financial Condition and Results of Operations accompany these financial statements. Additional information and financial disclosures are contained in the Company's 1996 Annual Report. During the second quarter of 1997, the Company reclassified residential mortgages held for sale from total other assets and they are now included with total residential mortgage loans.

TOLLAND  BANK  -  ITEM 2: MANAGEMENT'S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Management's Discussion and Analysis of Results of Operations
and Financial Condition is based on the Company's financial statements in Item 1. These statements should be read along with Management's Discussion. Tolland Bank is a Connecticut chartered savings bank serving Tolland County and the surrounding communities. Tolland Bank is the subsidiary of Alliance Bancorp of New England, Inc. (AMEX: ANE).

[CAPTION]
SELECTED FINANCIAL DATA        As of and for     As of and for
                               the Three Months  the Nine Months
                               Ended September   Ended September
                               30,               30,

OPERATING DATA (in thousands): 1997     1996     1997     1996

Net interest income          $1,980     $1,943   $5,948   $5,681
Provision for loan losses       379        493      516      813
Service charge and fee income   289        269      834      838
Net gain(loss) on securities    430          0      436      (41)
Net gain(loss) on assets        (26)       334      (66)     338
Non-interest expense          1,584      1,570    4,749    4,652
Income before income taxes      710        483    1,887    1,351
Income tax expense              187        109      434      333
Net income                     $523       $374   $1,453   $1,018

BALANCE SHEET DATA (in millions):
Total assets                   $241.9     $228.1 $241.9   $228.1
Total loans                     151.1      147.1  151.1    147.1
Other earning assets             79.3       69.5   79.3     69.5
Deposits                        218.3      207.8  218.3    207.8
Borrowings                        4.8        5.3    4.8      5.3
Shareholders' equity             17.8       14.4   17.8     14.4
Net interest spread (fully       3.23%      3.39%  3.35%    3.30%
taxable equivalent).
Net interest margin (fully       3.74%      3.82%  3.84%    3.73%
taxable equivalent)
Return on average assets         0.88%      0.66%  0.84%    0.62%
Return on average equity        12.18%     10.71% 11.79%    9.65%
Equity % total assets (period    7.36%      6.31%  7.36%    6.31%
end)

PER SHARE DATA (in dollars):
Net income (fully diluted)      $0.31      $0.23  $0.89    $0.62
Cash dividends declared          0.05         --   0.15       --
Book Value (period-end)         10.95       9.32  10.95     9.32
Common stock price:
      High                      18.25       9.29  18.25     9.29
      Low                       13.03       7.22   8.63     6.94
      Close                     16.75       8.81  16.75     8.81

COMMON SHARES OUTSTANDING
 (in thousands):
Period-end                      1,627      1,158  1,627    1,158
Average fully diluted           1,697      1,640  1,640    1,632

SUMMARY

On October 3, 1997, shareholders of Tolland Bank became shareholders of Alliance Bancorp of New England, Inc. on a share-for-share basis due to the culmination of a reorganization plan approved at the 1997 annual meeting. All existing Tolland Bank shares are treated the same as Alliance shares, with no need for shareholders to exchange certificates. The consolidated financial statements of Tolland Bank as of September 30, 1997 have been restated as the consolidated financial statements of Alliance Bancorp of New England, Inc. This is described in more detail in the Notes to Consolidated Financial Statements.

Alliance Bancorp of New England, Inc., the holding Company for Tolland Bank, reported a 40% increase in earnings for the third quarter ended September 30, 1997 to $523 thousand compared to $374 thousand a year earlier ($.31 vs. $.23 on a per share basis). Nine month earnings increased by 43% to $1.453 million in 1997 from $1.018 million in 1996 ($.89 vs. $.62 on a per share basis). Alliance Directors also declared a regular quarterly cash dividend of five cents per share payable on November 25, 1997 to shareholders of record at the close of business on November 11, 1997.

President Joseph H. Rossi stated, "We have enjoyed strong loan and deposit growth in this past quarter, and market response has been good to new home equity loan and money market account offerings. We have also introduced new electronic business banking services which are keeping us at the leading edge of technological enhancements. With the completion of our holding company formation, we are positioned to take advantage of further growth opportunities to maintain our forward momentum."

Improved earnings are primarily attributable to higher interest income due to growth in earning assets and an improvement in the net interest margin for the year-to-date. Earnings also benefited from a reduction in the loan loss provision and from an increase in non-interest income. The decrease in the loan loss provision is due to the Company's progress in reducing problem assets in the last several quarters. The increase in non-interest income is due to gains on the sale of investment securities. Strict containment of operating costs has held total nine month non-interest expense growth to 2% over 1996.

Since a year ago, the allowance for loan losses has been increased by 10% to $3.02 million or 2.0% of total loans at September 30, 1997. The reserve now represents approximately 102% of non-accruing loans. The effect of this increase on the loan loss provision was offset by the securities gains noted above.

At September 30, Alliance had total assets of $242 million, 6% higher than a year earlier. Total deposits were $218 million, a 5% increase over the same period.

Shareholders' equity increased 24% from a year earlier to $17.8 million, representing a book value per share of $10.95. At period-end, the equity to asset ratio stood at 7.36%, up from 6.31% a year earlier. The Company's capital remains in excess of all regulatory requirements. On July 17, a 33.33% stock dividend was paid to shareholders, providing one additional share for each three shares held, as a result of a four-for-three stock split. Prior period earnings and book value per share have been restated for this change.

RESULTS OF OPERATIONS

Net Interest Income: Net interest income increased by $37 thousand (1.9%) for the third quarter and by $267 thousand (4.7%) for the first nine months of 1997 compared to the comparable periods of 1996. This growth is primarily due to growth in average year-to-date earning assets, which increased by 6.1% in 1997 compared to 1996, and an improvement in the net interest margin (fully taxable equivalent) to 3.84% for the year-to-date in 1997 vs. 3.73% in 1996. The net interest margin declined to 3.74% in the third quarter of 1997 from 3.90% for the first six months of the year. This was primarily due to a reduction in interest and dividend income related to securities sales during the quarter.

The fully taxable equivalent yield on earning assets decreased to 7.66% in the third quarter of 1996 due to the above-mentioned securities sales. The cost of interest bearing liabilities increased to 4.43% in the third quarter of 1997 from 4.39% in the same quarter of the prior year. This is primarily due to growth in time deposits and money market deposits, which pay a higher rate of interest.

The Company has maintained an asset-sensitive one year interest rate profile for the past two years to minimize the risk to earnings of an increase in interest rates from the comparatively low levels of the past few years. The positive one year gap position benefited the Company in 1997 due to the .25% increase in the prime rate in the first quarter. The one year interest rate gap increased to $34 million at September 30, 1997 (15% of total earning assets), compared to $16 million at year-end 1996 and to $7 million at September 30, 1996. The one year gap at the most recent quarter-end was higher than the Company customarily targets. In part, this is due to a time deposit promotion in 1997 which emphasized deposit maturities of 24 months and higher. Additionally, the Company reports its callable agency security maturities based on market estimates of remaining lives, and most of these securities changed to under one year due to a decrease in rates during 1997. The Company's cumulative two year gap position at the most recent quarter-end was ($18 million), which is a liability sensitive position measuring 8% of total earning assets.

Provision for Loan Losses: The provision is made to maintain the allowance for loan losses at a level deemed adequate by management. The allowance is discussed in Management's Discussion of Financial Condition. The provision for loan losses declined by $114 thousand (23.1%) for the third quarter and by $297 thousand (36.5%) for the first nine months of 1997 compared to the same periods of 1996.

Non-Interest Income: Total non-interest income increased by $90 thousand (14.9%) in the third quarter and by $69 thousand (6.1%) in the first nine months of 1997 compared to the same periods of 1996. In both years, the Company had significant gains related to asset dispositions during the third quarter. In the third quarter of 1997, the Company recorded $430 thousand in net gains on securities due to gains on the sale of investment securities. In the third quarter of 1996, the Company recorded a $334 thousand gain on the sale of assets, primarily due to gains on the sale of foreclosed assets. Total service charges and fees increased by $20 thousand (7.4%) in the third quarter of 1997 compared to the same quarter of 1996. For the first nine months, total service charges and fees decreased by $4 thousand (0.5%) in 1997 compared to the same period in 1996.

Non-Interest Expense: Non-interest expense increased by $14 thousand (0.9%) in the third quarter and by $97 thousand (2.1%) in the first nine months of 1997 compared to the same periods in 1996. Due to strict containment of expenses, year-to-date salary expense growth was limited to $33 thousand (1.4%). Salary expense has also benefited from a $141 thousand increase in deferred salaries related to loan originations activities. Also, occupancy expense and all other expenses have decreased in 1997 compared to 1996. This has included a $231 thousand reduction in problem asset related expenses primarily due to lower problem asset levels and to recoveries of previous collections charges. Equipment and data processing expense has increased due to a $114 thousand increase in data processing expense related primarily to the utilization of certain credits in 1996.

Income Tax Expense: The ratio of the Company's income tax expense to income before income taxes was approximately 26% in the third quarter of 1997 and 23% for the third quarter of 1996. For the first nine months, this ratio was approximately 23% and 25% in 1997 and 1996, respectively. The effective tax rate is lower than the combined federal and state statutory rate of approximately 41% primarily due to growth in investments with income subject to a lower net tax rate. Additionally, net income tax expense in both years benefited from a reduction in the valuation allowance for the deferred tax asset which totaled $130 thousand and $120 thousand in the first nine months of 1997 and 1996, respectively.

FINANCIAL CONDITION

Cash and Cash Equivalents: Short term investments increased at September 30, 1997 as funds supplied from deposit growth were being held in anticipation of further loan growth. Short term investments normally include bank qualifying money market funds and federal funds sold to the Federal Home Loan Bank of Boston.

Investment Securities: Total securities available for sale increased by $2.2 million (4.8%) for the first nine months of 1997 and by $10.2 million (27.3%) for the twelve months ended September 30, 1997. Growth in 1997 was recorded primarily in the first quarter and consisted primarily of purchases of callable U.S. Agency and mortgage backed debt securities rated A or better. The net unrealized gain on investment securities reported as a component of shareholders' equity measured $179 thousand as of September 30, 1997 due to improved capital market prices in the third quarter; this included a $251 thousand net unamortized transfer loss on securities held to maturity and a $430 thousand net unrealized gain on securities available for sale. During the third quarter of 1997, the Company restructured a segment of the securities available for sale portfolio in order to lengthen maturities and to realize gains on securities expected to be called in the future. The resulting $430 thousand total of net gains on securities provided an offset to the increase in the provision for loan losses.

Total Loans: Total loans increased by $3.2 million (2.2%) for the first nine months of 1997 and by $3.7 million (2.5%) for the twelve months ended September 30, 1997. All categories of loans except residential mortgages increased during 1997 as a result of growth in loan originations activities. The Company's residential mortgage loan originations consist primarily of fixed rate mortgages which are sold to secondary market investors at the time of loan origination.

Allowance for Loan Losses: The allowance for loan losses totaled $3.020 million (2.00% of total loans) at September 30, 1997, compared to $2.850 million (1.93% of total loans) at year-end 1996 and to $2.75 million (1.86% of total loans) twelve months ago. Excluding loans and loan certificates 100% guaranteed by U.S. Government agencies, the allowance measured 2.40% of total regular loans at September 30, 1997. Net charge-offs against the allowance were $346 thousand for the first nine months of 1997 (.31% of total average loans on an annualized basis), compared to $403 thousand (.43% of total average loans on an annualized basis) for the same period of 1996. Impaired loans totaled $3.2 million at September 30, 1997, compared to $4.7 million at year-end 1996 and to $7.7 million a year ago. However, the valuation allowance on impaired loans increased to $534 thousand at the most recent quarter-end, compared to $186 thousand at year-end 1996; there was no valuation allowance required at September 30, 1996. The increase in the valuation allowance in 1997 is primarily due to one commercial loan relationship totaling $1.0 million which is collateralized, but the Company's collateral position is being challenged in a bankruptcy proceeding. The Company has recorded $200 thousand in write-downs on this relationship in the first nine months of 1997. Also, management made a determination to increase the total amount of the allowance by $270 thousand during the most recent quarter in order to improve the coverage of nonperforming loans to 102% and in anticipation of an increase in the portion of the allowance related to seasoned mobile home loans, which continue to be the primary continuing source of net chargeoffs related to consumer and residential mortgage loans.

Problem Assets: Problem assets totaled $4.6 million at September 30, 1997, a decrease of $1.0 million (17.9%) from year-end 1996 and a decrease of $1.7 million (26.7%) from a year ago. The components of problem assets at September 30, 1997 included $2.9 million of non-accruing loans, $1.2 million of restructured loans, and $0.5 million of foreclosed assets.

Deposits and Borrowings: Total deposits increased by $12.6 million (6.2%) since year-end 1996 and by $10.5 million (5.1%) over the past twelve months. This growth was primarily in time
deposits, resulting from ongoing promotions.   Additionally, the
Company introduced a new money market deposit account in the most recent quarter, adding $6.6 million in new balances since June 30, 1997. Deposit growth has also resulted from growth in transactions account balances (demand deposits and NOW accounts) due to growth in total customer relationships. Borrowings have been reduced during the last twelve months, as deposit growth has provided a more attractive source of additional funds.

Cash Flow and Liquidity: For the year-to-date, the primary source of funds has been deposit growth and the primary use of funds has been the increase in total loans and in short-term investments in anticipation of future loan bookings. Borrowings, time deposits and money market accounts are the primary sources of liquidity for additional balance sheet growth, and securities available for sale and government guaranteed loan certificates provide additional sources of potential liquidity.

Capital Resources: At the most recent quarter-end, Tier 1 Capital totaled $17.2 million and the Tier 1 Leverage Capital Ratio measured 7.2%. The Risk Based Capital Ratio measured 13.3%. The Company's capital remains in excess of all regulatory requirements. During 1997, the Company has declared and paid a five cent cash dividend to common shareholders in each quarter. Additionally, on June 17, 1997, the Company declared a four-for-three common stock split effected as a 33.33% stock dividend. Also, in the first nine months of 1997, the Company received $559 thousand in proceeds from the issuance of stock pursuant to the exercise of options previously issued under stock option plans.


TOLLAND BANK

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




                                   TOLLAND BANK
                                   (Registrant)



Date:        November 14, 1997      /s/Joseph  H. Rossi
                                    President/CEO



                                   /s/David H. Gonci
                                   Vice President/CFO